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                                                                  EXHIBIT 99.1
LOGO GRUBB & ELLIS

                                                      NEWS RELEASE

                                            Contact:  Mark R. Friedlander
                                                      Grubb & Ellis Company
                                                      847/390-8050, ext. 688

FOR RELEASE AT 8 A.M. EST ON WEDNESDAY, DECEMBER 4, 1996

                          GRUBB & ELLIS ANNOUNCES RELOCATION
                         OF CORPORATE HEADQUARTERS TO CHICAGO


    SAN FRANCISCO, Dec. 4, 1996 -- Grubb & Ellis Company (NYSE:GBE), one of the nation's largest publicly traded full-service commercial real estate firms, announced today that it will be moving its Corporate headquarters from San Francisco to Chicago early next year. The entire relocation is expected to be completed by March 31, 1997.

    The firm's San Francisco commercial brokerage operation will not be impacted by the Corporate Office relocation.

    "We have given this move much consideration. We feel the long-term interests of Grubb & Ellis are best served by having better access to our client base," said Neil Young, president and chief executive officer, Grubb & Ellis. A majority of the firm's corporate and institutional clients are based in the Eastern and Midwestern regions of the United States.

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    "We are building a team of national accounts headed up by Steve Scruggs, our new president of Corporate and Institutional Services," Young added.
"Having all of our support operations in Chicago will help us build this segment of our business much quicker.

    "In order for our company to continue to grow and become a premier global firm, we need to strengthen our corporate and institutional business throughout the United States. Our more central location will allow us to have excellent access to all of our clients and all local Grubb & Ellis offices."

    Young said the firm's San Francisco-based Corporate employees have been offered the opportunity to relocate to Chicago. The Company will provide outplacement services to those employees who decide not to move.

    "Many of our current Corporate employees were with us when our business suffered through a down cycle," Young said. "We hope all of them will be with us as we move forward."

    The costs associated with the relocation are expected to be approximately $2 million.

    Grubb & Ellis has nearly 3,000 sales associates and staff nationwide. Through its 87 offices in 60 cities, Grubb & Ellis services every major American metropolitan area. In 1995, the firm completed over 12,000 transactions valued in excess of $9 billion.

    Through its wholly owned subsidiary, Axiom Real Estate Management, Inc., Grubb & Ellis provides traditional third-party property management and facilities management services. Grubb & Ellis/Axiom currently manages nearly 80 million square feet of commercial space nationwide.